    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2000
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                 ---------------

                             ASM INTERNATIONAL N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                THE NETHERLANDS                        98-0101743
        (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)           IDENTIFICATION NUMBER)

             JAN VAN EYCKLAAN 10, 3723 BC BILTHOVEN, THE NETHERLANDS
                             (011) (31) 30 229 84 11
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                               ARTHUR H. DEL PRADO
                                ASM AMERICA INC.
                           3440 EAST UNIVERSITY DRIVE
                             PHOENIX, ARIZONA 85034
                                 (602) 470-5700
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                 ---------------

                                   COPIES TO:

                              P. ROBERT MOYA, ESQ.
                               QUARLES & BRADY LLP
                       ONE EAST CAMELBACK ROAD, SUITE 400
                             PHOENIX, ARIZONA 85012
                                 (602) 230-5500

                                 ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and from time to time thereafter.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

                                                           PROPOSED          PROPOSED
                                                           MAXIMUM           MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO BE   OFFERING PRICE      AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED     PER SHARE(2)    OFFERING PRICE(2)   REGISTRATION FEE
     ---------------------------         ------------   --------------   -----------------   ----------------
Common shares, par value Nlg. 0.01 per
  share.............................     5,463,414(1)      $ 25.625        $140,000,000           $36,960

(1) Any additional common shares to be issued as a result of stock splits, stock dividends, or similar transactions shall be covered by this registration statement as provided in Rule 416.

(2) Estimated pursuant to Rule 457(c), based on the last reported sales price on the Nasdaq National Market on September 1, 2000, solely for the purpose of calculating the registration fee.

                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2000

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             ASM INTERNATIONAL N.V.
                        5,463,414 SHARES OF COMMON STOCK


         This prospectus relates to 5,463,414 common shares to be offered for sale from time to time by us. We will receive all of the proceeds (excluding registration costs and underwriting discounts) from the sale of the shares.

         We are selling shares pursuant to the terms of an agreement between us and Canadian Imperial Holdings, Inc., the selling shareholder and underwriter. Under the terms of this agreement:

         - We can issue and sell to the underwriter up to $140,000,000 in the aggregate of our common shares over the 24 month period of the agreement, which began on July 6, 2000, but no more than $10,000,000 each five trading days; and

         - The underwriter is obligated to purchase the shares from us for a purchase price equal to 95.5% of the simple average of the volume weighted average trading price during the five trading days preceding the date of sale.

         Under certain circumstances, the underwriter may require that we issue and sell shares to it under the agreement. For further information regarding the terms governing the issuance and sale of shares under the agreement and the sale of such shares by the underwriter, see "Plan of Distribution" on page 22.

         We will pay for all of the costs relating to the registration of the common shares, estimated to be approximately $250,000.

         Our common stock is listed on the Nasdaq National Market under the symbol "ASMI" and on the official market of the AEX-Stock Exchange in Amsterdam under the symbol "ASM." On September 1, 2000, the closing sales price of our common shares on the Nasdaq National Market was $25.625 and on the AEX-Stock Exchange was (euro) 29.05.

BEFORE INVESTING IN THE SHARES, YOU SHOULD REVIEW THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO UNDERSTAND THE RISKS THAT MAY BE ASSOCIATED WITH BUYING OUR SHARES.


None of the Securities and Exchange Commission, any state securities commission or the AEX-Stock Exchange in Amsterdam has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is September 6, 2000.

                                TABLE OF CONTENTS



                                                                            Page
Risk Factors                                                                  3
Special Note Regarding Forward-Looking Statements                            20
Use of Proceeds                                                              21
Plan of Distribution                                                         22
The Selling Shareholder                                                      25
Interests of Named Experts and Counsel                                       25
Where You Can Find Additional Information About ASM International            25
Documents Incorporated by Reference                                          25

                                ----------------


You should rely only on the information contained or incorporated in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common shares.

We have not taken any action to permit a public offering of the common shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

As used in this prospectus, the terms "we," "us," "our" and ASM International mean ASM International N.V. and its subsidiaries, unless the context indicates another meaning, and the term "common shares" means our common shares, par value Nlg. 0.01 per share. Since we are a Netherlands company, the par value of our common shares is expressed in Netherlands guilders, or "Nlg." We were incorporated on March 4, 1968 as a Netherlands naamloze vennootschap, or public limited liability company, and were known as Advanced Semiconductor Materials International N.V. until November 1996.

Our principal executive offices are located at Jan van Eycklaan 10, 3723 BC Bilthoven, the Netherlands. Our telephone number at that location is (011) (31) 30 229 84 11.

ABN AMRO Bank N.V. is our transfer agent and paying agent in the Netherlands. Our New York transfer agent and registrar is Citibank, N.A.

ASM, the ASM logo, Advance, Eagle and Epsilon are registered trademarks of ours. IDEALine, Levitor, Polygon, Pulsar and SmartTool are trademarks of ours.

                                  RISK FACTORS

You should carefully consider the following risk factors and other information contained or incorporated by reference in this prospectus, including the financial statements and the notes to those statements, before deciding to invest in our common shares. Investing in our common shares involves a high degree of risk. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business could be harmed and the trading price of our common shares could decline, and you may lose all or part of your investment. Please see the "Special Note Regarding Forward-Looking Statements" on page 20 of this prospectus.

OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE DUE TO A VARIETY OF FACTORS, WHICH MAY RESULT IN VOLATILITY OR A DECREASE IN THE PRICE OF OUR COMMON SHARES.

Our quarterly revenues and operating results have varied significantly due to a number of factors, including:

    - cyclicality and other economic conditions in the semiconductor industry;

    -    fluctuation in demand for our products;

    -    production capacity constraints;

    -    the timing of customer orders, cancellations and shipments;

    -    the length and variability of the sales cycle for our products;

    -    seasonality in demand for our products;

    - the introduction of new products and enhancements by us and our competitors;

    -    disruptions in sources of supply;

    -    the timing of our expenditures in anticipation of future orders;

    -    our ability to fund our capital requirements;

    -    changes in our pricing and pricing by our suppliers and competitors;

    -    our product and revenue mix; and

    -    exchange rate fluctuations.

We expect our operating results to fluctuate in the future as a result of these factors and a variety of other factors, including:

    -    the emergence of new industry standards;

    -    product obsolescence; and

    - economic conditions generally or in various geographic areas where we or our customers do business.

These factors are difficult or impossible to forecast.

In addition, we derive a substantial portion of our net sales from products that have a high average selling price and significant lead times between the initial order and delivery of the product. The timing and recognition of net sales from customer orders can cause significant fluctuations in our operating results from quarter to quarter. Gross margins realized on product sales vary depending upon a variety of factors, including the mix of products sold during a particular period, negotiated selling prices, the timing of new product introductions and enhancements and manufacturing costs. A delay in a shipment near the end of a fiscal quarter or year, due, for example, to rescheduling or cancellations by customers or to unexpected manufacturing difficulties experienced by us, may cause sales in a particular period to fall significantly below our expectations and may materially adversely affect our operations for that period. In addition, our need to continue expenditures for research, development and engineering make it difficult for us to reduce expenses in a particular quarter if our sales goals for that quarter are not met. The inability to adjust spending quickly enough to compensate for any sales shortfall would magnify the adverse impact of that sales shortfall on our results of operations. In addition, announcements by us or our competitors of new products and technologies could cause customers to defer purchases of our existing systems, which could negatively impact our earnings and our financial position.

As a result of these factors, our operating results may vary significantly from quarter to quarter. Any shortfall in revenues or net income from levels expected by securities analysts and investors could cause a decrease in the trading price of our common shares.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY.

We sell our products to the semiconductor industry, which is subject to sudden, extreme, cyclical variations in product supply and demand. The timing, length and severity of these cycles are difficult to predict. In some cases, these cycles have lasted more than a year. Semiconductor manufacturers may contribute to these cycles by misinterpreting the conditions in the industry and over- or under-investing in semiconductor manufacturing capacity and equipment. We may not be able to respond effectively to these industry cycles.

Downturns in the semiconductor industry often occur in connection with, or anticipation of, maturing product cycles for both semiconductor companies and their customers and declines in general economic conditions. Industry downturns have been characterized by reduced demand for semiconductor devices and equipment, production over-capacity and accelerated decline in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses and motivate and retain key employees. Our ability to reduce expenses in response to any downturn in the semiconductor industry is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements. In addition, although we order materials and subassemblies in response to firm orders, the long lead time for production and delivery of some of our products creates a risk that we may incur expenditures or purchase inventories for products which we cannot sell. A downturn in the semiconductor industry could therefore harm our sales and revenues if demand drops or our gross margins if average selling prices decline, for both our front-end and back-end businesses.

Industry upturns have been characterized by abrupt increases in demand for semiconductor devices and equipment and production under-capacity. During a period of increasing demand and rapid growth, we must be able to quickly increase manufacturing capacity to meet customer demand and hire and assimilate a sufficient number of qualified personnel. Our inability to ramp-up in times of increased demand could harm our reputation and cause some of our existing or potential customers to place orders with our competitors rather than us.

OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY THE RISK OF OWNERSHIP DILUTION CAUSED BY THE ISSUANCE OF SHARES UNDER THE EQUITY LINE OR BY ADDITIONAL COMMON SHARES BECOMING AVAILABLE FOR SALE IN THE FUTURE.

Under our equity line with Canadian Imperial Holdings, Inc. ("CIHI"), we may sell up to $10 million of our common shares as often as every five business days, but we may not require the purchase of more than $140 million in the aggregate, including any shares issued pursuant to the underwriter's option to purchase. The underwriter may exercise its option to purchase if there is an uncured shortfall in the cash and stock collateral pledged to Canadian Imperial Bank of Commerce ("CIBC") to secure the outstanding loans under our $75 million credit agreement with CIBC. The purchase price of the shares will be equal to 95.5% of the simple average of the daily volume weighted average sale price during the five days starting on the date of the delivery of the notice of put or call by us or the underwriter, respectively. Because the price of the shares that may be sold under the equity line is based on the market value of the common shares at the time of the sale, the number of shares sold will be greater if the price of the common shares declines, which would cause greater ownership dilution. The equity line agreement does not limit the price at which common shares may be sold. Therefore, while this prospectus relates to the offering of up to 5,463,414 shares under the equity line, if we sold common shares at a price lower than $25.625 per common share, we may, subject to filing a subsequent registration statement and obtaining other necessary approvals, need to issue more than 5,463,414 common shares.

This risk of additional dilution could cause some of our shareholders to sell their stock, thus causing the price of our stock to further decline. In addition, the downward pressure on our stock price could cause some of our shareholders to engage in short sales of our common shares, which may cause the price of our stock to decline even further.

The total number of shares that may be issued under the equity line depends on the market price of our common shares at the time that the shares are sold and whether we choose to sell shares, and the number of shares we choose to sell from time to time, to the underwriter. The equity line permits us to choose to sell no shares, or as many shares as we wish, subject to limitations contained in the equity line agreement and our obtaining all necessary approvals, if any, to sell more shares than are offered in this prospectus.

Our decision to choose to sell all possible shares under the equity line as reflected above would be influenced by, among other things, whether it is in the best interests of the shareholders to sell at lower market prices, whether a call notice by CIHI is delivered because there is an uncured shortfall in the cash and stock collateral pledged to CIBC under the credit agreement and other factors. In that connection, we have only registered 5,463,414 shares for sale with the Securities and Exchange Commission, which represents 11% of our stock outstanding as of September 5, 2000. Although we are required to register additional shares if we choose to sell such shares, we have not decided at this point to sell such shares, and may elect not to do so under the equity line.

OUR ASSEMBLY AND MANUFACTURING FACILITIES MAY REACH FULL CAPACITY, CAUSING US TO LOSE SOME OF OUR CUSTOMERS.

We have experienced capacity constraints and expect to continue experiencing capacity constraints at our assembly and manufacturing facilities for the foreseeable future. Our existing and potential customers have required that we satisfy delivery schedules that are increasingly demanding. Although we are in the process of completing a new plant in Malaysia and expanding a plant in China and are considering other alternatives to alleviate this issue, including increasing the percentage of outsourced activities to Philips Machinefabrieken and to other third parties, our capacity will likely remain constrained over the next few quarters until we can bring new capacity on-line. In the interim, our lead times for shipping products could increase, which could cause some of our existing and potential customers to place orders with our competitors rather than us. In addition, it is possible that Philips Machinefabrieken and the other companies to which we outsource may reach full capacity, causing them to be unable to fulfill our requirements.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND WE MAY NOT BE ABLE TO FORECAST OR RESPOND TO COMMERCIAL AND TECHNICAL TRENDS.

Our growth strategy and future success is dependent upon commercial acceptance of products incorporating technologies we are developing, such as atomic layer chemical vapor deposition, rapid thermal processing, low-k dielectrics and silicon germanium epitaxy. The semiconductor industry and the semiconductor equipment industry are subject to rapid technological change and frequent introductions of enhancements to existing products. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

    -    accurate technology and product selection;

    -    timely and efficient completion of product design and development;

    - timely and efficient implementation of manufacturing and assembly processes;

    -    product performance in the field; and

    -    product support and service and effective sales and marketing.

We may not be able to accurately forecast or respond to commercial and technical trends in the semiconductor industry or to specific product announcements by our competitors. Our competitors may be developing technologies and products that are more effective than ours or that may otherwise achieve more widespread acceptance. In addition, we may incur substantial unanticipated costs to ensure the functionality and reliability of our current and future products. If our products are unreliable or do not meet our customers' expectations, then reduced orders, higher manufacturing costs, delays in collecting accounts receivable, or additional service and warranty expense could result. We have experienced delays from time to time in the introduction of, and some technical and manufacturing difficulties with, some of our systems and enhancements. We may also experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. Significant delays can occur between a product's introduction and the commencement of volume production of that product. Any of these events could negatively impact our ability to generate the return we intend to achieve on our investments in these new products.

WE FACE COMPETITION OR POTENTIAL COMPETITION FROM COMPANIES WITH GREATER RESOURCES THAN OURS, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES, OUR MARKET SHARE MAY DECLINE AND OUR BUSINESS COULD BE HARMED.

We face competition in both the front-end and back-end segments of the semiconductor equipment industry from other established companies. Our primary competitors in the front-end business include Applied Materials, Novellus, Tokyo Electron, and Kokusai. Our primary competitors in the back-end business include Kulicke & Soffa, ESEC, Shinkawa, Apic Yamada, BE Semiconductor, Towa, Shinko and Mitsui. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to:

    -    better withstand periodic downturns in the semiconductor industry;

    -    compete more effectively on the basis of price and technology;

    -    more quickly develop enhancements to and new generations of products;
         and

    -    more effectively retain existing customers and obtain new customers.

In addition, new companies may in the future enter the markets in which we compete, further increasing competition in the semiconductor equipment industry.

We believe that our ability to compete successfully depends on a number of factors, including:

    -    performance of our products;

    -    quality of our products;

    -    ease of use of our products;

    -    reliability of our products;

    -    cost of owning our products;

    -    our ability to ship products on the schedule required;

    -    quality of the technical service we provide;

    -    timeliness of the services we provide;

    -    our success in developing new products and enhancements;

    -    existing market and economic conditions; and

    -    price of our products and our competitors' products.

Many of these factors are outside our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share, and inability to generate cash flows that are sufficient to maintain or expand our development of new products.

IF A SEMICONDUCTOR MANUFACTURER IS LOYAL TO ANOTHER SEMICONDUCTOR EQUIPMENT SUPPLIER WE MAY BE UNABLE TO SELL OUR PRODUCTS TO THAT POTENTIAL CUSTOMER, AND OUR SALES AND MARKET

SHARE COULD SUFFER AS A RESULT.

We believe that once a semiconductor manufacturer has selected a supplier's equipment for a particular product line, the general trend is that the manufacturer will continue to rely on that supplier's equipment for future equipment requirements, including new generations of similar products. Changing from one equipment supplier to another is expensive and requires a substantial investment of resources by the customer. Accordingly, we expect to experience difficulty in achieving significant sales to a customer using another supplier's equipment. However, at the same time, we cannot assure you that our existing customers will continue to use our equipment in the future. Our inability to sell our products to potential customers using another supplier's equipment could make it difficult for us to increase our revenues or market share.

OUR RELIANCE ON A PRIMARY SUPPLIER COULD RESULT IN DISRUPTION OF OUR OPERATIONS.

We are currently outsourcing a substantial majority of the manufacturing of our front-end furnace and epitaxial reactors to a single supplier, Philips Machinefabrieken Nederlands B.V. based in the Netherlands. Sales of these products represented 27% of our total sales for 1999 and 19% of our total sales for the first half of 2000. If Philips Machinefabrieken becomes unable to deliver products to us for any reason, including natural disaster, labor unrest or supply chain management problems, we may be unable to fill customer orders on a timely basis, if at all, which could negatively affect our financial performance and may also harm our reputation.

WE DERIVE A SIGNIFICANT PERCENTAGE OF OUR REVENUE FROM SALES TO A SMALL NUMBER OF LARGE CUSTOMERS, AND IF WE ARE NOT ABLE TO RETAIN THESE CUSTOMERS, OR THEY RESCHEDULE, REDUCE OR CANCEL ORDERS, OUR REVENUES WOULD BE REDUCED AND OUR FINANCIAL RESULTS WOULD SUFFER.

Our largest customers account for a significant percentage of our revenues. Sales to our single largest customer accounted for approximately 11% of our total sales for the year ending 1999. During 1999, our ten largest customers accounted for approximately 43% of our total sales. Sales to these large customers have varied significantly from year to year and will continue to fluctuate in the future.

These sales also may fluctuate significantly from quarter to quarter. We may not be able to retain our key customers or these customers may cancel purchase orders or reschedule or decrease their level of purchases from us. Any substantial decrease or delay in sales to one or more of our key customers could harm our sales and financial results. In addition, any difficulty in collecting amounts due from one or more key customers could harm our financial results.

OUR PRODUCTS GENERALLY HAVE LONG SALES CYCLES AND IMPLEMENTATION PERIODS, WHICH INCREASES OUR COSTS IN OBTAINING ORDERS AND REDUCES THE PREDICTABILITY OF OUR EARNINGS.

Our products are technologically complex. Prospective customers generally must commit significant resources to test and evaluate our products and to install and integrate them into larger systems. In addition, customers often require a significant number of product presentations and demonstrations, in some instances evaluating equipment on site, before reaching a sufficient level of confidence in the product's performance and compatibility with the customer's requirements to place an order. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products often last for many months or even years. Longer sales cycles require us to invest significant resources in attempting to make sales and delay the generation of revenue.

Long sales cycles also subject us to other risks, including customers' budgetary constraints, internal acceptance reviews and cancellations. In addition, orders expected in one quarter could shift to another because of the timing of customers' purchase decisions. The time required for our customers to incorporate our products into their systems can vary significantly with the needs of our customers and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results.

OUR DEPENDENCE ON KEY PERSONNEL MAY NEGATIVELY IMPACT OUR ABILITY TO MANAGE GROWTH.

We have historically encountered operational difficulties arising from our having an insufficient number of key personnel, particularly management and technical personnel. Our business and future operating results depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations on a worldwide basis. Competition for qualified personnel is intense, and we cannot guarantee that we will be able to continue to attract and retain qualified personnel. Availability of qualified technical personnel varies from country to country, and may affect the operations of our subsidiaries in some parts of the world. Our operations could be negatively affected if we lose key executives or employees or are unable to attract and retain skilled executives and employees as needed. In particular, if our growth strategies are successful, we may not have sufficient operational personnel to manage that growth and may not be able to attract the personnel needed. We do not maintain insurance to protect against the loss of key executives or employees. Further, we have agreements with some, but not all, employees, restricting their ability to compete with us after their employment terminates. Our future growth and operating results will depend on:

    -    our ability to continue to broaden our senior management group;

    -    our ability to attract, hire and retain skilled employees; and

    - the ability of our officers and key employees to continue to expand, train and manage our employee base.

WE ARE DEPENDENT UPON OUR WORLDWIDE SALES AND OPERATIONS; ECONOMIC, POLITICAL, MILITARY OR OTHER EVENTS IN A COUNTRY WHERE WE MAKE SIGNIFICANT SALES OR HAVE SIGNIFICANT OPERATIONS COULD INTERFERE WITH OUR SUCCESS OR OPERATIONS THERE AND HARM OUR BUSINESS.

We market and sell our products and services throughout the world. We have assembly facilities in the Netherlands, Finland, the United States, Japan, Hong Kong and Singapore, and manufacturing facilities in China and Malaysia.

We are subject to the risks inherent in doing business internationally, including:


-   unexpected changes in regulatory requirements;

-   fluctuations in exchange rates and currency controls;

-   political and economic conditions and instability;

- imposition of trade barriers and restrictions, including changes in tariff and freight rates;

- the difficulty of coordinating our management and operations in several different countries;

-   limited intellectual property protection in some countries;

-   longer accounts receivable payment cycles in some countries;

- in the case of our operations in Asia, the risk of business interruption and damage from earthquakes; and

-   the burdens of complying with a variety of foreign laws.


In particular, our operations in China will be subject to the economic and political uncertainties affecting that country. For example, the Chinese economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. This growth may continue to decrease and any slowdown may have a negative effect on our business. The Chinese economy is also experiencing deflation which may continue in the future.

OUR OPERATIONAL RESULTS COULD BE NEGATIVELY IMPACTED BY CURRENCY FLUCTUATIONS.

As of January 1, 1999, the Netherlands, the location of our international headquarters, adopted a second legal currency, the Euro, in addition to the Netherlands guilder. The Euro will become the sole currency in 2002. On December 31, 1998, the European Economic and Monetary Union permanently fixed the exchange rate of the Netherlands guilder to the Euro at 1 (euro) to 2.20371 Nlg.

Our assets, liabilities and operating expenses and those of our subsidiaries are to a large extent denominated in the currency of the country where each entity is established. Our financial statements, including our consolidated financial statements, are expressed in Euros. The translation exposures that result from the inclusion of financial statements of our subsidiaries that are expressed in the functional currencies of those subsidiaries are not hedged. These net translation exposures are taken into shareholders' equity. As a result, our operational results are exposed to fluctuations of various exchange rates versus the Euro.

In addition, foreign currency fluctuations may affect the prices of our products. Prices for our products are currently denominated in United States dollars, Euros, Netherlands guilders and Japanese yen for sales to our customers throughout the world. If there is a significant devaluation of the currency in a specific country, the prices of our products will increase relative to that country's currency and our products may be less competitive in that country. Also, we cannot be sure that our international customers will continue to be willing to place orders denominated in these currencies. If they do not, our revenue and operating results will be subject to foreign exchange fluctuations.

While our management monitors our exposure to currency fluctuations, these fluctuations could negatively impact our earnings, cash flow and financial position.

OUR ABILITY TO COMPETE COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM CHALLENGES BY THIRD PARTIES.

Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights. These agreements and measures may not be sufficient to protect our technology from third-party infringements, or to protect us from the claims of others. In addition, patents issued to us may be challenged, invalidated or circumvented, our rights granted under those patents may not provide competitive advantages to us, and third parties may assert that our products infringe their patents, copyrights or trade secrets. Third parties could also independently develop similar products or duplicate our products.

Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology. The laws of some foreign countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of our technology and products more likely in these countries. If competitors are able to use our technology, our ability to compete effectively could be harmed.

CLAIMS OR LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS COULD SERIOUSLY HARM OUR BUSINESS OR REQUIRE US TO INCUR SIGNIFICANT COSTS.

In recent years, there has been significant litigation in the United States in the semiconductor equipment industry involving patents and other intellectual property rights. In the past, we have been subject to claims and litigation regarding alleged infringement of our competitors' intellectual property rights. We could become subject to litigation in the future either to protect our intellectual property rights or as a result of allegations that we infringe others' intellectual property rights.

Almost one and a half years ago we received a notice of a claimed infringement of a competitor's patent. After consultation with patent counsel, we believe that the claim is without merit. Nonetheless, we have engaged in discussions with the claimant concerning other potential business relationships with the intent of achieving a mutually beneficial resolution of this matter. If such discussions are not successful, then the allegation, any resulting lawsuit or any relief which may be granted by the court in any such lawsuit could have adverse effects of the types described in the list following the next paragraph.

This claim will and any other claims that our products infringe proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, have subjected us and could again subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could force us to do one or more of the following:

    -    lose our proprietary rights;

    - stop manufacturing or selling our products that incorporate the challenged intellectual property;

    - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all and may involve significant royalty payments;

    - pay damages, including treble damages and attorney's fees in some circumstances; or

    -    redesign those products that use such technology.

If we are forced to take any of the foregoing actions, our business could be severely harmed.

In October 1997, we entered into a settlement agreement to dismiss patent infringement litigation with Applied Materials. We entered into worldwide, non-exclusive and royalty-bearing license agreements on all of the litigated patents and on additional patents that were not part of the litigation. We granted Applied Materials worldwide, non-exclusive license agreements on a number of our patents that we were enforcing during this litigation. All licenses expire at the end of the life of the underlying patents. In addition, the settlement agreement provides covenants for limited periods during which the parties will not litigate the issue of whether certain of our products infringe any of Applied Materials' patents that were not licensed to us under the settlement agreement. The covenants last for different periods of time for different products and have already expired as to some products. Applied Materials can file new litigation after these covenants expire. Also, litigation between the parties on other matters or the operation of the settlement agreement itself could occur. Future litigation with Applied Materials, which has greater financial resources than we do, could negatively impact our earnings and our financial position.

OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS THAT MAY EXPOSE US TO LIABILITIES FOR NONCOMPLIANCE.

We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, manufacture and disposal of the toxic or other hazardous chemical by-products of, and water used in, our manufacturing processes. Environmental claims against us or our failure to comply with any present or future regulations could result in:

-   the assessment of damages or imposition of fines against us;

-   the suspension of production of our products; or

-   the cessation of our operations.

New regulations could require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use or adequately restrict the discharge of hazardous substances could subject us to future liabilities, which could negatively impact our earnings and financial position.

IF WE ARE NOT ABLE TO APPLY OUR NET OPERATING LOSSES AGAINST TAXABLE INCOME IN FUTURE PERIODS, OUR FINANCIAL RESULTS WILL BE HARMED.

Our future net income and cash flow will be affected by our ability to apply our net operating losses, which totaled approximately (euro) 275.0 million for tax reporting purposes as of December 31, 1999, against taxable income in future periods. Changes in tax laws in the jurisdictions in which we operate may limit our ability to utilize our net operating losses. Any limitation on our ability to utilize our net operating losses could harm our financial results.

In addition, the use of our net operating losses available in the United States could become subject to limitation under Section 382 of the United States Internal Revenue Code in the event of an "ownership change." Under Section 382, the maximum amount of net operating losses that we could use annually against our United States taxable income following an "ownership change" would be limited, generally, to the value of ASM America immediately prior to the ownership change, subject to certain adjustments, multiplied by a rate published monthly by the IRS, which was approximately 5.41% in September 2000. We would have an ownership change generally if the percentage of our common shares owned by 5% shareholders, counting only 5% shareholders whose ownership has increased and treating certain public groups as 5% shareholders, increases during a three-year testing period by more than 50 percentage points.

ALTHOUGH WE ARE A MAJORITY SHAREHOLDER, ASM PACIFIC TECHNOLOGY IS NOT OBLIGATED TO PAY DIVIDENDS TO US AND MAY TAKE ACTIONS OR ENTER INTO TRANSACTIONS THAT ARE DETRIMENTAL TO US.

ASM Pacific Technology is a Cayman Islands limited liability company that is based in Hong Kong and listed on the Hong Kong Stock Exchange. As of July 30, 2000, we owned 54.8751% of ASM Pacific Technology through our wholly-owned subsidiary, Advanced Semiconductor Materials (Netherlands Antilles) N.V., a Netherlands Antilles company, and the remaining 45.125% of ASM Pacific Technology was owned by the public.

Although four of the six directors of ASM Pacific Technology are affiliates of ASM International, they are under no obligation to enter into transactions that are beneficial to us. Issues and conflicts of interest may arise which might not be resolved in our best interests.

In addition, the directors of ASM Pacific Technology are under no obligation to declare a payment of dividends to ASM Pacific Technology's shareholders. As a shareholder of ASM Pacific Technology, we can approve the payment of dividends, but cannot compel their payment or size. With respect to the payment of dividends, the directors must consider the financial position of ASM Pacific Technology after the dividend. Since a substantial portion of our cash flows derives from the dividends we receive from ASM Pacific Technology, its failure to declare dividends in any year would have a negative impact on our cash position for that year.

The directors of ASM Pacific Technology owe their fiduciary duties to ASM Pacific Technology, and may approve transactions to which we are a party only if the transactions are commercially beneficial to ASM Pacific Technology. Further, under the listing rules of the Hong Kong Stock Exchange, directors who are on the boards of both ASM Pacific Technology and ASM International are not permitted to vote on a transaction involving both entities. This would disqualify three of the four affiliates of ASM International who currently serve on the board of ASM Pacific Technology from voting on any such transaction. In addition, an independent committee of the board of directors of ASM Pacific Technology and the shareholders other than ASM International and its affiliates must approve transactions involving both entities. Therefore, while our interests and the interests of ASM Pacific Technology may be aligned to the extent we are both part of the same corporate group, there can be no guarantee that the directors of ASM Pacific Technology will not take any actions that could be detrimental to us.

As a shareholder of ASM Pacific Technology, we can vote our shares in accordance with our own interests. However, we may not be entitled to vote on transactions involving both us and ASM Pacific Technology under the listing rules of the Hong Kong Stock Exchange and the Hong Kong Takeover Code. For example, under the Hong Kong Takeover Code, we would be excluded from voting if we were directly involved in a takeover of ASM Pacific Technology.

ASM PACIFIC TECHNOLOGY IS A CONSOLIDATED SUBSIDIARY WHICH GENERATES A SIGNIFICANT PORTION OF OUR NET SALES, EARNINGS FROM OPERATIONS AND NET EARNINGS; ALTHOUGH WE CURRENTLY ARE A MAJORITY SHAREHOLDER, WE MAY NOT BE ABLE TO MAINTAIN OUR MAJORITY INTEREST, IN WHICH CASE THERE IS A SIGNIFICANT RISK THAT WE WOULD NO LONGER BE ABLE TO CONSOLIDATE ITS RESULTS OF OPERATIONS WITH OURS, WHICH WOULD HAVE A SIGNIFICANT NEGATIVE EFFECT ON OUR CONSOLIDATED

EARNINGS FROM OPERATIONS.

We derive a significant portion of our net sales, earnings from operations and net earnings from the consolidation of the results of operations of ASM Pacific Technology with our results. As of June 30, 2000, we owned 54.875% of the equity of ASM Pacific Technology. If we do not maintain our majority interest in ASM Pacific Technology, there is a significant risk that we would no longer be able to consolidate its results of operations with ours. Any such determination of whether we could continue to consolidate would be based on whether we still have a "controlling financial interest" in ASM Pacific Technology within the meaning of United States generally accepted accounting principles. If we were to become unable to consolidate the results of operations of ASM Pacific Technology with our results, the results of operations of ASM Pacific Technology would no longer be included in our earnings from operations but would instead be reflected as a separate line-item called "income from minority interest" in our consolidated statements of operations. This would have a significant negative effect on our consolidated earnings from operations. We maintain our majority interest in ASM Pacific Technology by purchasing shares on the open market from time to time as necessary. ASM Pacific Technology has an employee share incentive program pursuant to which it can issue up to an aggregate of five percent of its total issued shares, excluding shares subscribed for or purchased under the program, to directors and employees as an incentive. When ASM Pacific Technology issues shares pursuant to this program, our ownership interest is diluted. In addition, our controlling interest could be diluted if ASM Pacific Technology issues additional equity. Although we intend to continue to purchase shares of ASM Pacific Technology in the open market as necessary to maintain our majority interest, we could lose our majority position if there is an insufficient number of shares available for purchase, if we fail to purchase shares in a timely manner, or if we do not have sufficient financial resources to purchase shares when our interest falls below 50.0%.

OUR DIRECTORS AND OFFICERS CONTROL APPROXIMATELY 24% OF OUR VOTING POWER AND THEREFORE HAVE SIGNIFICANT INFLUENCE OVER MATTERS DETERMINED BY OUR SHAREHOLDERS.

Our directors and officers control approximately 24% of our voting power as of September 5, 2000. Accordingly, in the event they vote together in connection with matters submitted to a shareholder vote, such as the appointment of our management board by the shareholders, they will have significant influence on the outcome of those matters and on our direction and future operations.

ANY ACQUISITIONS WE MAY MAKE COULD DISRUPT OUR BUSINESS AND SEVERELY HARM OUR FINANCIAL CONDITION.

We intend to consider investments in complementary companies, products or technologies. While we have no current agreements or specific plans to do so, we may acquire businesses, products or technologies in the future. In the event of any future acquisitions, we could:

- issue stock that would dilute our current shareholders' percentage ownership;

-   incur debt;

-   assume liabilities;

-   incur amortization expenses related to goodwill and other tangible assets;
    or

-   incur large and immediate accounting write-offs.

Our operation of any acquired business will also involve numerous risks, including:

-   problems integrating the purchased operations, technologies or products;

- unanticipated costs and liabilities for which we are not able to obtain indemnification from the sellers;

-   diversion of management's attention from our core business;

-   adverse effects on existing business relationships with customers;

- risks associated with entering markets in which we have no or limited prior experience; and

- potential loss of key employees, particularly those of the purchased organizations.

We may not be able to successfully integrate any businesses, products or technologies or personnel that we might acquire in the future and also may not realize any anticipated benefits from those acquisitions.

IF WE FAIL TO ADEQUATELY INVEST IN RESEARCH AND DEVELOPMENT, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

We have limited resources to allocate to research and development, and must allocate our resources among a wide variety of projects in the front-end and back-end. Because of intense competition in our industry, the cost of failing to invest in strategic products is high. If we fail to adequately invest in research and development, we may be unable to compete effectively in the front-end and back-end markets in which we operate.

WE MAY NEED ADDITIONAL FUNDS TO FINANCE OUR FUTURE GROWTH, AND IF WE ARE UNABLE TO OBTAIN SUCH FUNDS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS AS PLANNED.

In recent years, we have experienced severe capital constraints that may have seriously harmed our operations and ability to compete. We may require substantial additional capital to finance our future growth and fund our ongoing research and development activities beyond 2000. Our capital requirements depend on many factors, including acceptance of and demand for our products, and the extent to which we invest in new technology and research and development projects.

To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we may need to raise additional funds. If we raise additional funds through the issuance of equity securities, the percentage ownership of our existing shareholders would be diluted. If we finance our capital requirements we may incur significant interest costs. Additional financing may not be available to us when needed or, if available, it may not be available on terms favorable to us.

OUR STOCK PRICE HAS FLUCTUATED AND MAY CONTINUE TO FLUCTUATE WIDELY.

The market price of our common shares has fluctuated substantially in the past. Between January 1, 1999 and June 30, 2000, the sales price of our common shares, as reported on the Nasdaq National Market, has ranged from a low of $3.63 to a high of $37.63 and from a low of (euro) 3.55 to a high of (euro)38.25 as reported on the AEX-Stock Exchange in Amsterdam. The market price of our common shares will continue to be subject to significant fluctuations in the future in response to a variety of factors, including the risk factors discussed above and the following:

    - future announcements concerning our business or that of our competitors or customers;

    - the introduction of new products or changes in product pricing policies by us or our competitors;

    -    litigation regarding proprietary rights or other matters;

    -    changes in analysts' earnings estimates;

    -    developments in the financial markets;

    -    quarterly fluctuations in operating results; or

    - general conditions in the semiconductor and semiconductor equipment industries.

Furthermore, stock prices for many companies, and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results.

Those fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of our common shares.

YOU MAY HAVE DIFFICULTY PROTECTING YOUR RIGHTS AS A SHAREHOLDER AND IN ENFORCING CIVIL LIABILITIES BECAUSE WE ARE A NETHERLANDS LIMITED LIABILITY COMPANY.

Our affairs are governed by our articles of association and by the laws governing limited liability companies formed in the Netherlands. Our executive offices and the majority of our assets are located outside the United States. In addition, most of the members of our management board and supervisory board, executive officers, and some of the experts named in this prospectus are residents of jurisdictions other than the United States. As a result, it may be difficult for investors to serve process within the United States upon us, members of our management board or supervisory board, our executive officers, or experts named in this prospectus or to enforce against them in United States courts judgments of those courts, to enforce outside the United States judgments obtained against them in United States courts, or to enforce in United States courts judgments obtained against them in courts in jurisdictions outside the United States, in any action, including actions that derive from the civil liability provisions of the United States securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities that derive from the United States securities laws.

OUR ANTI-TAKEOVER PROVISIONS AND OUR SETTLEMENT AGREEMENT WITH APPLIED MATERIALS MAY PREVENT A BENEFICIAL CHANGE IN CONTROL.

Our shareholders have granted to Stichting Continuiteit ASMI, or Stichting, a non-membership organization with a board comprised of our President and Chief Executive Officer, the Chairman of our Supervisory Board and three independent members, the right to acquire and vote our preferred shares to maintain the continuity of our company. Toward that objective, Stichting will evaluate, when called for, whether a takeover offer is in our best interest, and may if it determines appropriate acquire preferred shares with voting power equal to 50% of the voting power of the outstanding common shares. This is likely to be sufficient to enable it to prevent a change of control from occurring.

Pursuant to a settlement agreement with Applied Materials, one of our competitors if we desire to effectuate a change of control transaction, as defined in our settlement agreement with Applied Materials, with a competitor of Applied Materials, we must offer the change of control transaction to Applied Materials on the same terms as we would be willing to accept from that competitor pursuant to a bona fide arms-length offer made by that competitor. In case Applied Materials rejects the offer, we are free for 90 days following receipt of Applied Materials' rejection to enter into an agreement to sell at an equal or greater price and upon terms which, in the aggregate, are no more favorable to the buyer than those offered to Applied Materials.

These provisions may prevent us from being offered or entering into change of control transactions that may otherwise offer you an opportunity to sell your shares at a premium over the market price.

OUR MANAGEMENT'S BOARD DISCRETION IN THE USE OF PROCEEDS FROM THE EQUITY LINE, EXCEPT IN THE EVENT OF A CALL BY THE UNDERWRITER, MAY ADVERSELY AFFECT YOUR INVESTMENT.

We have no current specific plans for the use of the net proceeds from the equity line, except in the event of an underwriter call. Upon an underwriter call, the proceeds must be used to cure any shortfall in the cash and stock collateral pledged under the credit agreement. Additionally, we have no intention at this time of selling any shares, are not required to sell any shares except in connection with a call, and may not choose to sell shares in the future. However, if he choose to sell shares, we generally anticipate using the net proceeds for repayment of outstanding indebtedness, general corporate purposes, including working capital. However, we have not yet determined any actual expected expenditures. Our management will have significant flexibility in deciding when to sell shares and how to apply the net proceeds from the equity line.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and the documents incorporated by reference in this prospectus contains forward-looking statements within the meaning of the United States federal securities laws. These statements include, among others, statements regarding use of proceeds, future expenditures, sufficiency of cash generated from operations, maintenance of majority interest in ASM Pacific Technology, business strategy, product development, product acceptance, market penetration, market demand, return on investment in new products, facility completion dates and product shipment dates. These statements may be found "Risk Factors," "Use of Proceeds," and "Plan of Distribution." Forward-looking statements typically are identified by use of terms such as "believe," "anticipate," "estimate," "expect," "intend," "plan," "will," "may" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the matters discussed under "Risk Factors" and in other sections of this prospectus, which address various factors that could cause our actual results to differ from those in the forward-looking statements.

                                 USE OF PROCEEDS

The net proceeds from the sale of the 5,463,414 common shares we are offering could be up to approximately $133.7 million (or approximately (euro) 140.3million). The actual amount of proceeds from the equity line, if any, will depend upon:

         -        the market price of the common shares;

         - whether we elect to sell common shares under the terms of the equity line; and

         - whether the underwriter elects to require that we sell common shares under the equity line.

There is no assurance, however, that we will issue any shares or receive any proceeds from the equity line and, under its terms, it is possible that no shares will be issued.

We expect to use the net proceeds, if any, for the repayment of amounts borrowed under our $75 million credit agreement with Canadian Imperial Bank of Commerce, working capital and general corporate purposes, which may include capital expenditures to enlarge manufacturing and assembly capacity, development of new products or technologies, or the acquisition of or investment in businesses, licenses, products or technologies that are complementary to our business. We borrowed $69 million under the two-year credit facility with Canadian Imperial Bank of Commerce. The interest rate on the borrowing is a variable interest rate linked to the Interbank Offered Rates. The funds borrowed were used to purchase approximately 4.7% of the outstanding common shares of ASMPT. From time to time, we have discussed potential strategic acquisitions or investments with third parties. We are not currently discussing any such acquisitions or investments and have no agreements or commitments to complete any such transactions. If the underwriter is entitled to and elects to exercise its right to cause us to issue our common shares, all net proceeds will automatically be applied to reduce the outstanding balance of loans under the Canadian Imperial Bank of Commerce credit agreement.

Pending our use of the proceeds of this offering, if any, we intend to invest the net proceeds of this offering primarily in short-term, investment-grade, interest-bearing instruments.

For purposes of estimating net proceeds in this section, United States dollars have been converted to Euros at the noon buying rate in New York City on July 6, 2000 for cable transfers payable in Euros as certified for customs purposes by the Federal Reserve Bank of New York, which was 0.9527 United States dollars per Euro.

                              PLAN OF DISTRIBUTION

We entered into an equity line financing agreement and a related registration rights agreement with Canadian Imperial Holdings, Inc. ("CIHI"), the underwriter and selling shareholder.

Under the equity line agreement, we may require CIHI to purchase our newly-issued common shares from time to time until July 6, 2002. During this period, we may, in our sole discretion, require CIHI to purchase up to $10 million of our common stock as often as every five business days, but we may not require the purchase of more than $140,000,000 in the aggregate, including any shares issued pursuant to a call notice described below. In addition, we may not require the purchase of shares if the unused portion of the equity line will be less than the aggregate amount of loans outstanding under our credit agreement with Canadian Imperial Bank of Commerce. To cause such a purchase, we must deliver to CIHI a "put notice" on a trading day stating the dollar amount of shares to be sold and identifying a closing date not less than five business days after delivery of the notice. We may not deliver a put notice more often than once every five business days. The purchase price for the shares to be put will be 95.5% of the simple average of the daily weighted average price of the common stock for the five trading days beginning on the date the put notice is delivered, as reported by Bloomberg Financial Press.

Under certain circumstances, CIHI can deliver a "call notice" to us, upon the receipt of which we will be obligated to issue shares of common stock to CIHI. Such a call notice can be delivered only if there is an uncured shortfall in the cash and stock collateral pledged to Canadian Imperial Bank of Commerce to secure the outstanding loans under the credit agreement. If we receive such a call notice, we will be obligated to issue and sell our common shares to CIHI in an aggregate amount which, when applied as a reduction to the outstanding loan amount, will cure the collateral value shortfall. Under the equity line agreement, we are obligated to apply the net proceeds of any such sale to reduce the outstanding loans under the credit agreement. The per share purchase price for shares sold pursuant to a call notice will be the same as for shares issued and sold pursuant to a put notice, and will be calculated by reference to the five trading days commencing on the date the call notice is delivered.

CIHI's obligation to purchase common shares pursuant to a put notice is subject to the satisfaction of various conditions, including:

- our registration statement must remain effective under the Securities Act of 1933;

-   our common shares must continue to trade on the Nasdaq National Market; and

- CIHI may not become the beneficial owner, at any time, of more than 9.9% of our outstanding common shares.

CIHI may terminate the equity line without further obligation to us only if CIHI determines, in its reasonable discretion, that the adoption of, or change in, or any change in the interpretation or application of, any law, regulation, rule, guideline or treaty makes it illegal or materially impractical for CIHI to fulfill its obligations under the equity line agreement.

CIHI has advised us that it may sell the common stock offered by this prospectus from time to time primarily in transactions on the Nasdaq National Market or in other types of transactions, including:

- purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

- a block trade in which a broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

-   in privately negotiated transactions.


CIHI may not make any sales in anticipation of purchasing shares under this registration statement with the intention of reducing the price of our common stock price for the benefit of CIHI. In connection with the distributions of common stock or otherwise, CIHI may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers may in engage in short sales of our common stock in the course of hedging the positions they assume with CIHI. CIHI may also pledge our common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sales pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In any sale involving a broker-dealer, CIHI may engage the services of CIBC World Markets Corp., an affiliate of CIHI. In effecting sales, brokers, dealers or agents engaged by CIHI may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. CIHI may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised CIHI that the anti-manipulation rules of Regulation M under the Exchange Act of 1934 may apply to sales of common stock in the market and to the activities of CIHI and its affiliates. In addition, we will make copies of this prospectus available to CIHI and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The equity line agreement provides that we must indemnify CIHI in certain circumstances against certain liabilities, including liabilities under the Securities Act, and contribute to payments that the underwriters may be required to make in respect of those liabilities. The underwriter is required by the equity line agreement to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that we may be required to make in respect of those liabilities.

Following, in tabular form, is a description of CIHI's compensation and other expenses that we will bear:

          Underwriter's Compensation
          --------------------------
          Discounts                              4.5% of the per share price
          Commissions                            0
          Other Compensation                     0


          Our Other Expenses                     Estimated Fee (in US Dollars)
          ------------------                     -----------------------------
          Registration Fees                      $  36,960
          Cost of Printing                          10,000
          Legal Fees                               135,540
          Accounting Expenses                       50,000
          Nasdaq National Market Listing Fees       17,500
                                                 ---------
                             Total               $ 250,000

                             THE SELLING SHAREHOLDER

As of the date of this Registration Statement, Canadian Imperial Holdings Inc.
(CIHI), the selling shareholder, does not beneficially own any shares of our common stock. We are unable to predict the actual number of shares that will be sold to or by CIHI under this Registration Statement. CIHI may elect to sell some, all or none of the shares offered hereby, in its sole discretion. CIHI has not held any position or office with us or any of our affiliates within the past three years.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the common shares offered hereby will be passed upon for us by Stibbe Simont Monahan Duhot of the Netherlands. We are being represented as to some United States legal matters by Quarles & Brady LLP of Phoenix, Arizona.

The chairman of our board of supervisory directors is a partner at Stibbe Simont Monahan Duhot and owns 300,000 common shares.

The audited financial statements incorporated herein by reference have been audited by Deloitte & Touche Accountants, independent auditors, as stated in their report, which is included herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT ASM INTERNATIONAL

We have filed with the SEC a registration statement on Form F-3, including exhibits and schedules, in connection with the common shares to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common shares to be sold in this offering, please refer to the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

We also file annual and special reports and other information with the SEC. You may read and copy all or any portion of the registration statement and any other document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Commencing with filings made this year, such material may also be obtained at the Internet site the SEC maintains at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                       DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below:

-   our annual report on Form 20-F for the year ended December 31, 1999;

- the description of material changes since December 31, 1999 contained in our Form 6-K filed on September 6, 2000; and

- the description of our share capital contained in our Form 8-A Registration Statement filed on April 3, 1985, which is updated by our Form 6-K filed on March 14, 2000.

We also incorporate by reference any annual reports filed on Form 20-F and any special reports filed on Form 6-K until all of the common shares that are part of this offering have been sold. We may incorporate the Forms 6-K by stating in those forms that they are being incorporated into this prospectus.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified and superseded.

You may request a copy of these filings, at no cost, by contacting us at the following address and telephone number:

                           ASM International N.V.
                           Jan van Eycklaan 10
                           3723 BC Bilthoven
                           The Netherlands
                           Attention: Rinse de Jong
                           Vice President of Finance and Chief Financial Officer
                           (011) (31) 30 229 8506

Part II:   Information Not Required in Prospectus

Item 14:   Other Expenses of Issuance and Distribution

The estimated expenses we will pay in connection with this registration statement are itemized as follows:


          Type of Expense                         Estimated Fee (in US Dollars)
          ---------------                         -----------------------------
          Registration Fees                               $ 36,960
          Cost of Printing                                  10,000
          Legal Fees                                       135,540
          Accounting Expenses                               50,000
          Nasdaq National Market Listing Fees               17,500
                                                          --------
                             Total                        $250,000


Item 15:   Indemnification of Directors and Officers

We have a directors and officers liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances.

The indemnification provided above is not exclusive of any rights to which any of our directors or officers may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16:   Exhibits

See Exhibit Index following the Signatures page which is incorporated into this prospectus by reference.

Item 17:   Undertakings

The undersigned registrant undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                                    (i) Include any prospectus required by
         Section 10(a)(3) of the Securities Act;

                                    (ii) Reflect in the prospectus any facts or
         events which, individually or together, represent a fundamental change in the information in the registration statement (or the most recent post-effective amendment thereof). Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                    (iii) Include any additional or changed
         material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  (4) File a post-effective amendment to the registration statement to include any financial statements required by S-X Rule 3-19.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bilthoven, the Netherlands, on September 6, 2000.

                                        ASM INTERNATIONAL N.V.

                                        By: /s/ Arthur H. del Prado
                                        Arthur H. del Prado, Managing Director
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Arthur H. del Prado and Rinse de Jong, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.*

                          NAME                                     TITLE
                          ----                                     -----

             /s/ Arthur H. del Prado                  Managing Director, President and Chief
             ----------------------------------       Executive Officer (Principal Executive
             Arthur H. del Prado                      Officer)


             /s/ Rinse de Jong                        Vice President of Finance and Chief
             ----------------------------------       Financial  Officer (Principal
             Rinse de Jong                            Financial and Accounting Officer)

             /s/ Patrick Lam See-Pong                 Managing Director and Vice President of
             ----------------------------------       Asian Operations
             Patrick Lam See-Pong

             /s/ Paul C. van den Hoek                 Chairman of the Supervisory Board
             ----------------------------------
             Paul C. van den Hoek


             /s/ Jacobus den Hoed RA                  Supervisory Director
             ----------------------------------
             Jacobus den Hoed RA


             /s/ Ferdinand C. Rauwenhof               Supervisory Director
             ----------------------------------
             Ferdinand C. Rauwenhof


             /s/ Johan Danneels                       Supervisory Director
             ----------------------------------
             Johan Danneels

----------

* Each of these signatures is affixed as of September 6, 2000.

                            AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of ASM International N.V. and has duly caused this registration statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona on September 6, 2000.

                                         ASM AMERICA INC.,
                                         a Delaware corporation
                                         (Authorized U.S. Representative)

                                         By: /s/ Arthur H. del Prado
                                         Name: Arthur H. del Prado
                                         Title: Chairman of the Board

                             ASM INTERNATIONAL N.V.

                                  Exhibit Index
                                       To
                       Registration Statement On Form F-3


Exhibit No.   Description                         Incorporated by Reference to:    Filed Herewith
-----------   -----------                         -----------------------------    --------------

1.1           Equity Financing Agreement          Exhibit 23.1 to Registrant's
                                                  Form 6-K filed on September
                                                  6, 2000.

4.1           Articles of Association of          Exhibit 4.1 to Registrant's
              Registrant, with English            Registration Statement on Form
              translation                         F-3 filed on December 15, 1997

5.1           Opinion of counsel with respect                                      X
              to legality of securities being
              offered.

10.2          Credit Agreement                    Exhibit 23.2 to Registrant's
                                                  Form 6-K filed on September
                                                  6, 2000.

10.3          Registration Rights Agreement       Exhibit 23.3 to Registrant's
                                                  Form 6-K filed on September
                                                  6, 2000.

10.4          Security Agreement                  Exhibit 23.4 to Registrant's
                                                  Form 6-K filed on September
                                                  6, 2000.

23.1          Consent of Deloitte & Touche                                         X
              Accountants

23.2          Opinion of Counsel                                                   See 5.1 above

24.1          Power of Attorney                                                    X (See signatures)